Exhibit 4.14
DESCRIPTION OF COMMON STOCK REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of February 8, 2022, American Axle & Manufacturing Holdings, Inc. (“Holdings,” “our”), has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.
The following is a summary description of our common stock and does not purport to be complete. For a complete description of the terms and provisions of our common stock refer to our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and Third Amended and Restated Bylaws (our “Bylaws”). This summary description is qualified in its entirety by reference to these documents, each of which is included as an exhibit to the Annual Report on Form 10-K to which this exhibit is a part.
Authorized Capital Stock
American Axle & Manufacturing Holdings, Inc.’s (“Holdings”) authorized capital stock consists of (i) 150,000,000 shares of common stock, par value $0.01 per share, of which 114,077,937 shares were outstanding as of February 8, 2022, (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “preferred stock”), of which no shares are issued and outstanding and (iii) 40,000,000 shares of series common stock, par value $0.01 per share (the “series common stock”), of which no shares are issued and outstanding.
Voting Rights
Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.
Dividends
Holders of common stock are entitled to receive dividends if, as and when dividends are declared from time to time by Holdings’ Board of Directors ("Board") out of funds legally available therefor, after payment of dividends required to be paid on outstanding preferred stock or series common stock (as described below), if any.
Liquidation, Redemption and Preemptive Rights
In the event of liquidation, dissolution or winding up of Holdings, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock or series common stock of Holdings. The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by Holdings. There are no redemption or sinking fund provisions applicable to the common stock.
Listing
Holdings’ common stock is listed on the New York Stock Exchange under the symbol “AXL.”
Registrar and Transfer Agent
The registrar and transfer agent for the common stock is Computershare Trust Co. of New York.

Preferred Stock and Series Common Stock
The Certificate of Incorporation authorizes the Board of Directors to establish one or more series of preferred stock and series common stock and to determine, with respect to any series of preferred stock or series common stock, the terms and rights of such series. The authorized shares of preferred stock and series common stock, as well as shares of common stock, will be available for issuance without further action by Holdings’ stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Holdings’ securities may be listed or traded.
Although the Board has no intention at the present time of doing so, it could issue a series of preferred stock or series common stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board will make any determination to issue such shares based on its judgment as to the best interests of Holdings and its stockholders. The Board, in so acting, could issue preferred stock or series common stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of Holdings’ stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of such stock.
Certificate of Incorporation; Bylaws
The Certificate of Incorporation and the Bylaws contain certain provisions that could make more difficult the acquisition of Holdings by means of a tender offer, a proxy contest or otherwise.
Classified Board
The Certificate of Incorporation provides that Holdings’ Board of Directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of the Board of Directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of Holdings’ Board. The Certificate of Incorporation provides that, subject to any rights of holders of preferred stock or series common stock to elect additional directors under specified circumstances, the number of directors will be fixed in the manner provided in the Bylaws. The Certificate of Incorporation and the Bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board, but must consist of not less than three directors. In addition, the Certificate of Incorporation provides that, subject to any rights of holders of preferred stock, and unless the Board otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum.
Removal of Directors
Under the Delaware General Corporation Law ("DGCL"), unless otherwise provided in the Certificate of Incorporation, directors serving on a classified board may be removed by the stockholders only for cause. In addition, the Certificate of Incorporation and the Bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 75% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class.
Stockholder Action
The Certificate of Incorporation and the Bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. The Certificate of Incorporation and the Bylaws provide that special meetings of stockholders can be called only by Holdings’ Chief Executive Officer or pursuant to a resolution adopted by the Board. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by Holdings.

Advance Notice Procedures
The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual or special meeting of stockholders of Holdings (the “Stockholders Notice Procedure”). The Stockholders Notice Procedure provides that only persons who are nominated by, or at the direction of the Board of Directors, the Chairman of the Board, or by a stockholder who has given timely written notice to the Secretary of Holdings prior to the meeting at which directors are to be elected, will be eligible for election as directors of Holdings.
Proxy Access
The Bylaws contain a proxy access provision which allows eligible stockholders who comply with the requirements set forth in the Bylaws to include their own director nominees in Holdings’ proxy statement along with the candidates nominated by the Board. Pursuant to the proxy access provision, a stockholder, or group of up to 20 stockholders, owning an aggregate of 3% or more of Holdings’ outstanding capital stock continuously for at least three years, may nominate a candidate for election to the Board and such candidate will be included in Holdings’ proxy statement for the applicable annual meeting of Holdings’ stockholders. Holdings will not be required, however, to include in its proxy statement more stockholder nominees than that number constituting the greater of (i) two and (ii) 20% of the total number of directors of Holdings then serving on the Board.
Amendment
The Certificate of Incorporation provides that the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of Voting Stock, voting together as a single class, is required to amend provisions of the Certificate of Incorporation relating to the prohibition of stockholder action without a meeting; the number, election and term of Holdings’ directors; and the removal of directors. The Certificate of Incorporation further provides that the Bylaws may be amended by the Board or by the affirmative vote of the holders of at least 75% of the outstanding shares of Voting Stock, voting together as a single class.